UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT: JULY 31, 2003

(DATE OF EARLIEST EVENT REPORTED)

ARMSTRONG HOLDINGS, INC.

(Exact name of registrant as specified in its chapter)

Pennsylvania	333-32530	23-3033414
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 717) 397-0611

ARMSTRONG WORLD INDUSTRIES, INC.

(Exact name of registrant as specified in its chapter)

Pennsylvania	1-2116	23-0366390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 397-0611

Item 5. Other Events.

On July 30, 2003, Armstrong World Industries, Inc. issued a press release regarding a change in the leadership of the Armstrong Floor Products operations. The full text of the press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG HOLDINGS, INC.

By:	/s/ WALTER T. GANGL

Walter T. Gangl
Deputy General Counsel and Assistant Secretary

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ WALTER T. GANGL

Walter T. Gangl
Assistant Secretary

Date: July 31, 2003

EXHIBIT INDEX

Exhibit No.	Description

No. 99.1	Armstrong World Industries, Inc. Press Release dated July 30, 2003.

Exhibit 99.1

[GRAPHIC]

ARMSTRONG ANNOUNCES LEADERSHIP CHANGE

LANCASTER, Pa., (July 30, 2003) Armstrong World Industries, Inc. (OTC Bulletin Board: ACKHQ) today announced that Chan W. Galbato, President and CEO, Armstrong Floor Products, will leave the company to pursue other opportunities. Michael D. Lockhart, Chairman and CEO will assume all responsibilities for Floor Products operations.

This change is driven by a desire to eliminate the holding company philosophy, to reduce overall resources and apply all available resources to increasing the success of the core businesses: floors, ceiling, and cabinets.

“As we approach emergence,” said Lockhart, “the Chapter 11 process is placing fewer demands on my time. This allows me to focus more directly on Armstrong’s businesses. Chan and I agree that this situation creates a redundancy between our roles.

“In his two years at Armstrong, Chan made significant contributions to the company. He oversaw the integration of Armstrong Wood Products with Armstrong Floor Products, creating one flooring business. He renewed our focus on commercial flooring, where we are currently enjoying good success. Under Chan’s leadership, we have also been able to bring about significant cost reductions in our European Flooring operations.”

Armstrong World Industries, Inc., a subsidiary of Armstrong Holdings, Inc., is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong’s net sales totaled more than $3 billion. Founded in 1860 and based in Lancaster, PA, Armstrong has 59 plants in 14 countries and approximately 16,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

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Media contact:	Investor contact:
Dorothy Brown Smith	Karen Wallace
Armstrong Corporate Communication	Armstrong Investor Relations
(717) 396-5696	(717) 396-6290